EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of May, 2000, by and between Knowledge Foundations, Inc., a Delaware corporation ("Employer"), and Robert A. Dietrich ("Employee").

                            W I T N E S S E T H:

  WHEREAS, the officers, managers and/or directors of Employer are of the opinion that Employee has education, experience and/or expertise which is of value to Employer and its owners, and

  WHEREAS, Employer and Employee desire to enter into this Employment Agreement, pursuant to which Employee shall be employed by Employer, to set forth the respective rights, duties and obligations of the parties hereto.

  NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Employer and Employee agree as follows:

1.    EMPLOYMENT.   Employer hereby agrees to employ  Employee  and  Employee
hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.    TERM.   For purposes of this Agreement, "Term" shall mean the  original term (as defined in Section 2.1 below) and the renewal term (as defined in Section 2.2 below), if applicable.

2.1 Original Term: The Term of this Agreement shall commence on May 1, 2000 and expire on March 31, 2004, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2 Renewal Term: This Agreement shall automatically be extended for additional one (1) year renewal terms unless either party gives written notice to terminate this Agreement at least ninety (90) days prior to the end of the preceding term.

3.   COMPENSATION.

3.1 Salary: Employer shall pay Employee a base annual salary of Ten Thousand Dollars ($10,000) per month, payable in accordance with Employer's normal policies but in no event less often than biweekly (the "Salary"). Effective January 1 for each successive year this Agreement is in effect, compensation shall be adjusted by the Board of Directors of Employer; provided, however, that no adjustment shall be less than a ten percent (10%) increase of the Salary. The Board of Directors shall have the right to increase the Salary more often than annually at its sole discretion.

3.2 Incentive Compensation: Employer shall also pay to Employee incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference. Incentive Compensation shall be paid not less frequently than annually, and prorated as applicable.

3.3 Management by Objectives (MBO) Bonus: Starting May 1, 2000 and recommencing each successive calendar year during the Term of this Agreement, Employee shall participate in an annual MBO Bonus Program designed to incent the accomplishment, completion and/or delivery of predefined strategic objectives that support Employer's annual strategic business plan. Prior to each MBO bonus yielding year, Employee shall present to the Board of Directors, as approved by the Chief Executive Officer, a set of strategic objectives. The Board of Directors shall assign a specific economic MBO bonus value and payment schedule to each listed objective and present this to Employee. The Employee will be paid the appropriate MBO bonus based on performance and accomplishment of the objectives as determined appropriate by the Board of Directors.

3.4 Stock Purchase Agreement: Employer and Employee entered into that certain Stock Purchase Agreement dated April 6, 2000, a copy of which is attached hereto as Addendum E (the "Stock Purchase Agreement").

4.   EMPLOYEE BENEFITS.

4.1 General Benefits: Employee shall be entitled to receive or participate in all benefit plans and programs of Employer currently existing or hereafter made available to executives or senior management of Employer, including but not limited to, dental and medical insurance, including coverage for dependents of Employee, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2 Business Expense: Employee shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Employer, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities. Additionally, Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Employee in performing Employee's duties and obligations under this Agreement. Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents in accordance with Employer's policy.

4.3 Automobile Expenses: Employer shall provide Employee with an automobile allowance in the amount of $750.00 per month, for payment of expenses relating to Employee's operation and use of an automobile in the course of performing duties and obligations under this Agreement.

4.4 Cellular Telephone: Employer shall provide Employee with a cellular telephone for use on Employer's business and Employer shall be responsible for all costs and expenses incurred in connection with the operation and use of such cellular telephone, including but not limited to, monthly service charges and maintenance; provided, however, that Employer shall not be responsible for costs and expenses incurred for personal use of Employee.

4.5 Assistance: Employer shall furnish Employee with an office, together with a portable computer and office equipment and such other facilities and services as are deemed by the Board of Directors of Employer to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement. Employer shall also provide Employee with the necessary communications and computer gear, and related communications service cost and computer supplies, to support a working home office; provided, however, that this Section 4.5 shall in no way be construed to obligate Employer to provide Employee with office furnishings for such working home office or to reimburse Employee for home office use unless a separate written agreement is entered into between Employer and Employee.

4.6 Vacation: Employee shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of three (3) weeks during which time Employee's compensation will be paid in full. Unused days of vacation will be compensated in accordance with Employer's policy as established by Employer from time to time. Employee may take the vacation periods at any time during the year as long as Employee schedules time off as to not create hardship on Employer. In addition, Employee shall have such other days off as shall be determined by Employer and shall be entitled to paid sick leave and paid holidays in accordance with Employer's policy.

5.   DUTIES/SERVICES

5.1 Position: Employee is employed as Chief Financial Officer and Vice President of Operations and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Employer.

5.2 Place of Employment: The place of Employee's employment and the performance of Employee's duties will be at Employer's corporate headquarters and at Employee's home office or at such location as agreed upon by Employer and Employee.

5.3 Extent of Services: Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Employer. The precise services of the Employee may be extended or curtailed, from time to time at the discretion of Employer, and Employee agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Employer. However, Employer shall not materially alter Employee's title, duties, obligations or responsibilities or transfer Employee outside of the Orange County, California area without Employee's prior written consent.

5.3.1 Except as otherwise agreed by Employer and Employee in writing, it is expressly understood and agreed that Employee's employment is fulltime and of a critical nature to the success of Employer and is therefore exclusive. Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by Employer's Chief Executive Officer or by the Board of Directors. Employer acknowledges that Employee presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with Employer or interfere with the performance of Employee's duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors. Unless otherwise agreed by Employer and Employee in writing, employment of Employee at less than full time shall not affect the vesting of the Purchased Shares (as such term is defined in the Stock Purchase Agreement) pursuant the Stock Purchase Agreement.

5.3.2 Additionally, Employer recognizes that Employee has, or may have in the future, non-passive equity positions in other companies, which either:
(a) are listed on Addendum C attached hereto; or (b) do not compete with Employer in the reasonable judgment of the Board of Directors. Employer recognizes that such equity positions may occasionally require some limited attention from Employee during normal business hours. However, Employee agrees that if such time is considered excessive by Employer's Chief Executive Officer or the Board of Directors, Employee shall be so advised and noticed by Employer and Employee shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6. TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon the Employee's resignation, death or permanent disability or incapacity; or (b) by Employer at any time for "Cause" (as defined in Section 6.4 below) or without Cause.

6.1 BY RESIGNATION. If Employee resigns with "Good Reason" (as defined below), this Agreement shall terminate but: (a) Employee shall continue to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A and Employee's Salary payable in periodic installments on Employer's regular paydays, at the rate then in effect; and (b) all of Employee's "Purchased Shares" (as such term is defined in the Stock Purchase Agreement) shall be deemed vested. For purposes of this Agreement, "Good Reason" shall mean: (i) the assignment to Employee of duties substantially and materially inconsistent with the position and nature of Employee's employment, the substantial and material reduction of the duties of Employee which is inconsistent with the position and nature of Employee's employment, or the change of Employee's title indicating a substantial and material change in the position and nature of Employee's employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Employee's compensation and benefits without Employee's written consent; (iii) the failure by Employer to obtain from any successor, an agreement to assume and perform this Agreement; or (iv) a corporate "Change In Control" (as defined below). For purposes of this Agreement, "Change In Control" shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Employer's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Employer's outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Employer's assets in complete liquidation or dissolution of Employer other than in connection with a transaction described in Section 6.1(1) above. If Employee resigns without Good Reason, Employee shall be entitled to receive Employee's Salary and Incentive Compensation only through the date of such resignation and Employee's Purchased Shares shall be deemed vested only through the date of such resignation.

6.2 BY REASON OF INCAPACITY OR DISABILITY: If Employee becomes so incapacitated by reason of accident, illness, or other disability that Employee is unable to carry on substantially all of the normal duties and obligations of Employee under this Agreement for a continuous period of one-hundred-eighty (180) days (the "Incapacity Period"), this Agreement shall terminate but: (a) Employee shall continue to receive, through the end of the fiscal year, Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) Employee shall receive, during the Incapacity Period and for the six (6) month period thereafter (the "Extended Period"), Employee's Salary payable in periodic installments on Employer's regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Employee pursuant to any disability insurance policy proceeds; and (c) Employee's Purchased Shares shall be deemed vested through the Extended Period. For purposes of the foregoing, Employee's permanent disability or incapacity shall be determined in accordance with Employer's disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Employer's Board of Directors in its good faith judgment based upon Employee's inability to perform normal and reasonable duties and obligations.

6.3 BY REASON OF DEATH: If Employee dies during the Term of this Agreement, Employer shall: (a) pay to the estate of Employee, through the end of the fiscal year, Employee's Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Employee, for a period of six (6) months beginning on the date of death (the "Extended Period"), Employee's Salary payable in periodic installments on Employer's regular paydays, at the rate then in effect; and (c) Employee's Purchased Shares shall be deemed vested through the date of the Extended Period. Other death benefits will be determined in accordance with the terms of Employer's benefit plans and programs.

6.4   FOR CAUSE.  If the Term of this Agreement is terminated by Employer for
Cause: (a) Employee shall be entitled to receive Employee's Salary and Incentive Compensation only through the date of termination; and (b) Employee's Purchased Shares shall be deemed vested only through the date of such termination for Cause. However, if a dispute arises between Employer and Employee that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Employer shall have the option to pay Employee the lump sum of six (6) months base of Employee's Salary at the time of termination (the "Severance Payment") rather than Employee's Salary and Incentive Compensation through the date of termination, and Employee's Purchased Shares shall continue to be deemed vested through the date of such termination for Cause. Such determination to pay the Severance Payment in lieu of Employee's Salary and Incentive
Compensation shall be made in the reasonable judgment of the Board of Directors. If Employer elects to make a payment to Employee of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Employee's complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, "Cause" shall mean:
(i) any act of dishonesty or fraud with respect to Employer; (ii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing material harm to Employer's standing and reputation; (iii) Employee's continued material failure to perform Employee's duties to Employer after thirty (30) days' written notice thereof to Employee; or (iv) gross negligence or willful misconduct by Employee with respect to Employer.

6.5 WITHOUT CAUSE. If, during the Term of this Agreement, Employer terminates the Employee's employment without Cause: (a) Employee shall be entitled to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A, and Employee's Base Salary, payable in periodic installments on Employer's regular paydays, at the rate then in effect; and (b) all of Employee's Purchased Shares shall be deemed vested. The payments provided by Sections
6.5 and 6.6 shall be Employee's complete and exclusive remedy for any termination without Cause.

6.6 EFFECT OF TERMINATION ON UNUSED VACATION TIME: Upon the termination of this Agreement for any reason whatsoever, Employee shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

7. NON-DISCLOSURE AND INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT. Employee's employment is subject to the requirement that Employee sign, observe and agree to be bound, both during and after Employee's employment, by the provisions of Employer's Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum D. Employee's execution of the Non-Disclosure and Invention and Copyright
Assignment Agreement is an express condition precedent to Employer's obligations under this Agreement. Employee further agrees to execute, deliver and perform, during the Term of Employee's employment with Employer and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning Employer and any of its affiliates and its business and products, which Employer promulgates for other key employees and executives.

8. RETURN OF EMPLOYER PROPERTY: Employee agrees that upon any termination of his employment, Employee shall return to Employer within a reasonable time not to exceed two (2) weeks, any of Employer's property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Employer with whom Employee has had contact or done business.

9. RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an employee-employer relationship between the parties.

10. NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

     As to Employer:     Knowledge Foundations, Inc.,
                         7852 Colgate Avenue
                         Westminster, CA  92683
                         Attn: President

    As to Employee:      Robert A. Dietrich
                         62 Coral Lake
                         Irvine, CA  92614

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 10.

  11.  MISCELLANEOUS:

11.1 Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

11.2 Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

11.3 Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

11.4 No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

11.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

11.6  Interpretation.   This Agreement shall not be construed  more  strongly
against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

11.7 Governing Law This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

11.8 Arbitration.

11.8.1 Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Employee's employment with Employer, including, without limitation (except as expressly excluded below in Section 11.8.2) any claims or disputes by Employee against Employer, or by Employer against Employee, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Employer; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Employer disciplinary action; any Employer decision regarding a Employer policy or practice, including but not limited to Employee's compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, "Covered Claims") shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Orange, California before Judicial Arbitration Mediation Services ("JAMS") in accordance with JAMS' then-current policies and procedures for arbitration of employment disputes.

11.8.2 The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers' compensation benefits or for benefits under a Employer plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

11.8.3 This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Employee's remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Employee's remedy under Section 6.4 in the event of any termination with Cause, and does not require Employer to provide Employee with any type of progressive discipline.

11.9  Titles.   Titles to the sections of this Agreement are solely  for  the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



Employer:                          Knowledge Foundations, Inc.,
                                   a Delaware corporation


                              By:/s/ Michael Dochterman
                                      (signature)

                                ___Michael W. Dochterman_____
                                    (Type/Print name)

                                ____President_______________
                                    (Office held)



Employee:

                           By: /s/ Robert Dietrich
                                 (signature)

                           ___Robert A. Dietrich_________
                                (Type/Print name)

                          ADDENDUM A
                    EMPLOYEE INCENTIVE COMPENSATION PLAN


This Employee Incentive Compensation Agreement (this "Agreement") is entered into this 1st day of May, 2000, by and between Knowledge Foundations, Inc., a Delaware corporation (the "Employer"), and Robert A. Dietrich ("Employee"), as follows:

WHEREAS, it is in the best interest of Employer and Employee to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the parties hereby agree as follows:

1. Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.

2. Employee Incentive Bonus:     Any bonuses granted pursuant to this Agreement
shall be paid annually, within ten (10) days of the completion of the annual independent audit of Employer. Such bonuses shall be based upon Employer's "EBITB" (as defined below) and the cumulative scaled percentage set forth on
Schedule 1, attached hereto and made a part hereof.

3. Definition of EBITB: The term "EBITB" as used herein, shall mean Employer's net operating profits before taxes, interest and any other executive bonuses are paid. EBITB shall be determined and certified by the independent public accountants regularly retained by Employer or its parent company in accordance with generally accepted accounting principles and the determination of such independent accountants shall be final, binding and conclusive on the parties hereto. In making such determination, all gains or losses realized in the sale or other distribution of capital assets shall be excluded. Furthermore, any payment of dividends to shareholders and certain indirect corporate parent expense items shall also be excluded.

Employer may, from time to time, change, discontinue, sell or undertake any new operation and may take any and all other steps, which the Board of Directors of Employer, in its exclusive judgment, shall deem desirable for Employer. If any such action taken by Employer, or its Board of Directors, adversely affects the EBITB Employee shall have no claim or recourse for or by reason of such action.

4. Termination: Termination of employment with Employer, whether voluntary or involuntary, shall not affect any bonus earned but not paid. If employment is terminated, a proportionate share of any bonus earned shall be paid to Employee on the next regular bonus payment date.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



Employer:

Knowledge Foundations, Inc.,
a Delaware corporation


By:/s/ Michael Dochterman
     (signature)

 ___Michael W. Dochterman_____
     (Type/Print name)

____President_______________
     (Office held)



Employee:

By: /s/ Robert Dietrich
     (signature)

___Robert A. Dietrich_________
     (Type/Print name)

                                 Schedule 1
                                to Addendum A


                      Bonus Plan for Robert A. Dietrich



       EBITB        Marginal % Bracket          Bonus
      $0 - $500,000         3%            Up to $15,000.00
         $501,000 -         4%           $15,000 plus 4% of
         $1,500,000                      EBITB over $501,000
       $1,500,001 -         5%           $55,000 plus 5% of
         $2,500,000                      EBITB over
                                         $1,500,001
       $2,500,001 -         6%           $105,000 plus 6% of
         $3,500,000                      EBITB over
                                         $2,500,001
    Over $3,500,000         7%           $165,000 plus 7% of
                                         EBITB over
                                         $3,500,000

                                 ADDENDUM B

                   Job Description for Robert A. Dietrich


Job Title:  Chief Financial Officer & Vice President of Operations
Department:    Executive
Reports To:    Board of Directors and President


SUMMARY

The Chief Financial Officer (CFO) - is responsible for planning, organizing, staffing, and managing all the Company's financial functions, such as procurement, Human Resources, accounting practice, and investment of funds. The CFO manages KFI's relationships with lending institutions, shareholders, and essential members of the financial community and is accountable to the CEO for the results of such functions and performance of all assigned employees -- providing such legal documents, financial filings, reports, and information as required by KFI, by its Board of Directors, or by law.

The Vice President of Operations (VPO) is responsible for planning, organizing, staffing, and managing operations that license and deliver software tools and products; that provide system integration support; and that contract and deliver training, analysis, and development support services. The VPO develops the formal requirements, performance specifications, and metrics for assessing the operational effectiveness of these processes and, as directed by the CEO, develops strategies for sustaining this effectiveness in line with corporate goals and contract obligations.

Assists in preparing an annual business plan and budget for the company's operations and works in cooperation with the other executives for the orderly and efficient operation of the company's business

Aids CEO in formulating and administering KFI policies and performs the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES OF CHIEF FINANCIAL OFFICER include the following. Other duties may be assigned.

Planning:
Directs and analyzes studies of general economic, business, and financial conditions and their impact on the Company's policies and operations.

Analyzes operational issues impacting functional groups and the whole institution, and determines their financial impact.

Evaluates need for procurement of funds and investment of surplus.

Advises management on investments and loans for short- and long-range financial plans.

Evaluates and recommends business partnering opportunities.

Oversees and directs the preparation and issuance of the corporation's annual report.

Organization and Staffing:
Designs and implements cash management system and prepares cash flow and other financial reports.

Delegates and manages authority for receipt, disbursement, banking, protection and custody of funds, securities, and financial instruments.

Develops policies and procedures for account collections and extension of credit to customers.

Directs and coordinates the establishment of budget programs.

Directs the controller in providing and directing procedures and computer application systems necessary to maintain proper records and to afford adequate accounting controls and services.

Coordinates tax reporting programs and investor relations activities.

Management:
Oversees and directs treasury, budgeting, audit, tax, accounting, purchasing, real estate, long range forecasting, and insurance activities for the Company.

Analyzes financial records to forecast future financial position and budget requirements.

Analyzes, consolidates, and directs all cost accounting procedures together with other statistical and routine reports.

Signs notes of indebtedness as approved by CEO and/or Board of Directors.

Appraises the Company's financial position and issues periodic reports on Company's financial stability, liquidity, and growth.

Establishes and maintains contacts with stockholders, financial institutions, and the investment community.

ESSENTIAL DUTIES AND RESPONSIBILITIES Of VICE PRESIDENT Of OPERATIONS include the following. Other duties may be assigned.

Supports the CEO and assumes all delegated roles of Executive Vice President in the CEO's absence.

Sets up a uniform and coordinated electronic system for calendar coordination, inter-departmental messaging and document exchange, project planning, resource commitment, and archiving.

Meets regularly with the managers of every department to map the calendar, flow, and support requirements for planned or on-going business activities -- particularly as they relate to interdepartmental exchanges or the delivery of products and services to customers.

Prepares project status reports and keeps management, clients, and others informed of project status and related issues.

Establishes clear guidelines and requirements:

(1) For "productizing" every deliverable and service to be offered to KFI's customers;

(2) For modeling the statements of work, resource assumptions, schedule of key events and deliverables for purpose of proposal development, job costing, and work planning;

(3) For guaranteeing resource availability and earned income once work begins.

Organizes the corporate resources and services to be shared by all departments, operating units, and project sub-contractors -- coordinates facilities, recruitment, resource sharing, points of contact, invoicing, deliver, billing, query and complaint resolution.

Organizes and manages all teaming arrangements from contact, through proposal development, project contracting, organization and operational oversight, to final sign-off and completion.

Recruits, arranges training, evaluates, pools, assigns, and supports the sub-contracted analysis, development, training, and support project teams provided by Knowledge Foundations in fulfilling service contracts.

Monitors project milestone achievement, client progress and "heading check" briefings and reports, etc. to judge client satisfaction -- arranging project intervention or achievement recognition and reward as required to achieve every corporate performance objective.

Collaborates with all department heads to set-up company-wide programs for independent research, testing, and quality control. Supports department heads
(1) in adopting appropriate systems for sales contact success, software unit test, service call assessment, training session evaluation, etc. and (2) in setting up independent, outside services to assess the company's product and operational performance.

Ensures that all Company activities and operations are carried out in compliance with local, state, and federal regulations and laws governing business operations.

ORGANIZATIONAL RELATIONSHIPS
Has frequent contact with all department heads and key staff members. Communicates frequently with major customers and vendors. Represents Employer in contacts with industry members and community officials and agencies.

KNOWLEDGE, SKILLS AND EXPERIENCE
Requires  high level of planning and organizing skills plus strong leadership
and  interpersonal  abilities.   Must  have  excellent  time  management  and
communication skills.

                                 ADDENDUM C

                     Approved Non-Knowledge Foundations
                        Business Activity Exemptions


Description of Business Activity             Employee's Signature
Employer's Signature
1.   Director - Imaging Technologies, Inc. (ITEC/OTC:BB)
2.   Equity & Part Time CFO - Pen Interconnect, Inc. (PENC/OTC:BB)
3.   Equity - Internet Revenue Network, Inc/AOK, Inc.
4.   Equity & Director - CyberAir Communications, Inc.
5.   Equity & Director - Semper Resources, Inc. (SRCR/OTC:BB)



Items 1 through 5 above as described

                                 ADDENDUM D

                    EMPLOYEE NONDISCLOSURE AND INVENTION
                                     AND
                       COPYRIGHT ASSIGNMENT AGREEMENT

     In consideration of my employment by KNOWLEDGE FOUNDATIONS, INC. or any of its subsidiaries and affiliates ("Employer"):

1. I will promptly disclose to Employer in writing all discoveries, concepts and ideas, whether patentable or unpatentable, including but not limited to processes, designs, innovations, inventions, formulas, methods, and techniques, as well as improvements and know-how related thereto, made, conceived, reduced to practice or learned by me while in Employer's employ, either solely or jointly with others during my employment ("Employer Inventions"). This Agreement shall not apply to any Invention developed entirely on my own time without using Employer's equipment, supplies, facilities or trade secret information, except for those items and inventions that either: (i) relate, at the time of conception or reduction to practice of the invention, to Employer's business or any of the products or services being developed, manufactured or sold by Employer or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of Employer, or (ii) result from any work performed by me for Employer.

     THIS AGREEMENT DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870.

     (a) I hereby assign to Employer all of my right, title and interest in and to all such Employer Inventions and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Employer Inventions.

     (b) I will acknowledge and deliver promptly to Employer such written instruments and do such other acts, such as giving testimony in support of my inventorship as may be necessary in the opinion of Employer to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereunto in Employer.

     (c) I agree that, except for works listed on the attached Schedule 1, which list the Employer and I may jointly add to from time to time, title to any and all copyrights, copyright registrations and copyrightable subject matter which occurs as a result of my employment by Employer shall be the sole and exclusive property of Employer, and that such works comprise works made for hire. I hereby assign, and agree to assign, all of said copyrights to Employer.

     (d) I have listed on the attached Schedule 2, all unpatented, but potentially patentable, ideas and inventions conceived before my employment with Employer and which are exempt from the obligations of this Agreement.

     (e) In the event Employer is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right of protection relating to any Employer Inventions, I hereby irrevocably designate and appoint Employer and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by me.

2. As a direct or indirect consequence of my employment with Employer, I have been and will/may be exposed to highly sensitive and confidential information (some of which I may in the past have, or may in the future, develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with Employer and/or affiliates ("Confidential Information"). Confidential Information shall include, without limitation, all: (i) information that has or could have commercial value or other utility in the business in which Employer and its affiliates are engaged or contemplate engaging in; and (ii) all information the unauthorized disclosure of which could be detrimental to the interests of Employer and/or its affiliates, whether or not such information is identified as Confidential Information by Employer. By example, and without limitation, Confidential Information includes: financial statements and records, illustrations, prototypes, models, whether patentable or unpatentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configurations of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorships, whether discovered, conceived, developed, made or produced, research and development projects; strategic alliances; confidential information of other entities or companies with whom Employer or its affiliates may enter into joint ventures, strategic alliances or other business relationships; the identity of consultants and assistants; future advertising and marketing methods and plans; detailed sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; business methods, procedures and plans; licensing arrangements; customer product preferences and requirements; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of Employer and/or Employer's affiliates. I agree and understand that any and all of the foregoing is considered by Employer to be of a highly confidential nature and as a trade secret. The term "Confidential Information" shall not include any information obtained by me through (i) industry publications which are disseminated to or can be acquired by businesses in the industry, (ii) Dodge Reports and Dun & Bradstreet and any similar information services, (iii) any Chamber of Commerce or other trade association reports, or (iv) reports from governmental agencies. In furtherance of the foregoing, I agree as follows:

     (a) To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing, instrument, component or any other item dealing with the Confidential Information without prior written consent therefor.

     (b) To refrain from discussing with any other person or persons, whether or not said persons are in the employ of Employer, any aspect of the Confidential Information, except as said discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do so.

     (c) To accept and maintain the Confidential Information on a confidential basis and to protect and safeguard same against unauthorized publication or disclosure. I will not be justified in disregarding the obligation of confidentiality by selecting individual pieces of public information and fitting them together by use of integrated disclosure to contend that such Confidential Information is in the public domain.

     (d) Other than in furtherance of my employment with Employer, not to use, directly or indirectly, for my own or for my future employer's advantage, any Confidential Information learned during my employment with Employer and which is not made publicly known (through no fault of mine).

     (e) Not to disclose, publicize, reveal or make available, directly or indirectly, any of the Confidential Information to any firm, person, or entity whatsoever, except for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising Employer of such demand with reasonably sufficient advance notice, if possible, so as to afford Employer an opportunity to seek a protective order.

     (f) Upon termination of my employment, to turn over to a designated individual employed by Employer all property then in my possession, custody or immediate control belonging to Employer. I will not retain any original, copy, summary or abridgement of any document which contains Confidential Information, including correspondence, memoranda, reports, calendars, contracts, notebooks, drawings, photos or other documents relating in any way to the affairs of Employer or to the affairs of its affiliated companies and which are entrusted to me or developed by me at any time during my employment with Employer, all of which, will be delivered to Employer immediately upon termination of my employment.

     (g) Not to interfere with the relationship between and/or among Employer and its consultants, agents, employees or others working on research and development projects or providing services or products to or for Employer, nor disclose the identity of said individuals and/or entities so long as not otherwise generally known in the trade.

3. Notwithstanding the definition of "Confidential Information," I understand that I shall not be liable for disclosure to any third party or use of any Confidential Information which: (i) at the time of disclosure or thereafter becomes a part of the public domain through no act or omission by me; (ii) has been independently generated, discovered or perfected by me and is listed on the attached Schedule 2; (iii) is subsequently and lawfully disclosed to me by a third party, which third party did not acquire the information under an obligation of confidentiality from or through Employer; or (iv) is required to be disclosed as a matter of law.

4. I acknowledge and agree that the Confidential Information, and the strict confidentiality thereof, materially affects the successful conduct of Employer's business and its goodwill; therefore, any breach of the terms of this Agreement by me is a material breach thereof, and may result in termination of my employment, the imposition of injunctive relief, and liability for damages sustained by Employer. In furtherance of the foregoing, I agree to pay all costs, expenses and attorneys' fees as incurred by Employer in the enforcement of this Agreement.

5. No modification or waiver of this Agreement or any of its provisions shall be binding upon Employer unless made in writing and signed on behalf of Employer by one of its officers (other than me). The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and such invalid or unenforceable provision shall be reformed to the extent possible in order to give its intended effect and/or meaning. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6. This Agreement together with my Employment Agreement with Employer supersedes any and all agreements between me and Employer with respect to the subject matter hereof.

7. In the event of any controversy, dispute or claim arising out of or relating to this Agreement, the Employer and I agree as follows:

      (a) I acknowledge and agree that any breach by me of this Agreement, including but not limited to, disclosure of any information that, at law or in good conscience or equity, should remain confidential, may give rise to irreparable injury to Employer which will not be adequately compensable by damages. Accordingly, Employer may seek and obtain injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to all other legal remedies, if any, that may be available. I acknowledge and expressly agree that the covenants contained herein are necessary for the protection of the legitimate business interests of Employer and its affiliates and are reasonable in scope and content, and I hereby waive, to the maximum extent permitted by applicable law, any requirement that Employer or any other person post a bond in order to obtain equitable relief.

      (b) Except as otherwise set forth in subparagraph 7(a), all claims, disputes and other matters in controversy (collectively, "Dispute") arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the arbitration provisions of Section 11.8 of the Employment Agreement between me and Employer.

8. The covenants and agreements undertaken herein shall survive termination of my employment.

     I have read and fully understand the foregoing, and by affixing my signature below, I agree to be fully bound hereby.

Dated: ______________________

Employee:



                              Print Name:

                                 Schedule 1
                                to Addendum D

               Copyrighted And Copyrightable Work Exempt From
                  This Employee Nondisclosure And Invention
                     And Copyright Assignment Agreement

Description of Work           Employee's Signature     Employer's Signature

                                 Schedule 2
                                to Addendum D

                    Unpatented But Potentially Patentable
                            Ideas And Inventions
                 Conceived Prior To Employment With Employer

Description of Ideas & Inventions   Employee's Signature   Employer's Signature

                                 ADDENDUM E

                          STOCK PURCHASE AGREEMENT

                      WRITTEN NOTIFICATION TO EMPLOYEE

     In accordance with California Labor Code Section 2872, you are hereby notified that your Employee Nondisclosure and Invention and Copyright Assignment Agreement does not require you to assign to Employer any invention which qualifies fully under the provisions of California Labor Code Section 2870.

     You are hereby provided a copy of California Labor Code Section 2870.

     I hereby acknowledge receipt of this written notification.



Dated: _______________, 2000

                              Print Name:    Robert A. Dietrich_________